Exhibit 99.8
FORM LETTER TO PARTICIPANTS IN THE [     ] PLAN
HAMPTON ROADS BANKSHARES, INC.
[     ], 2010
Dear [401(k) Plan Participant]:
     As a holder of common stock, $0.01 par value per share (the “Common Stock”) of Hampton Roads Bankshares, Inc. (the “Company”) through the [     ] (the “401(k) Plan”), you are eligible to participate in the rights offering to purchase additional Common Stock (the “Rights Offering”) through your 401(k) Plan account. Enclosed with this letter, you will find the following materials to facilitate your participation in the Rights Offering through the 401(k) Plan:
•	Offering Prospectus

•	Q&A regarding the Rights Offering for 401(k) Plan Participants

•	401(k) Plan Participant Election Form

•	Return envelope addressed to [ ]
     In a separate mailing from the Company you will receive a statement indicating the number of shares of Common Stock you held at 5:00 p.m., Eastern Time, on the September 29, 2010 (the “Record Date”). The number of shares you held on the Record Date determines the number of shares of Common Stock you are authorized to purchase in the Rights Offering.
Please understand that your participation in the Rights Offering through the 401(k) Plan is entirely your decision. We encourage you to read the enclosed documents carefully before making a decision to participate. If you have any questions regarding your participation in the Rights Offering through the 401(k) Plan, you may contact [     ].
Very truly yours,
HAMPTON ROADS BANKSHARES, INC.